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                                                                  Exhibit (b)(6)

                                BANC ONE CAPITAL MARKETS    tel 312 732 4000
                                ASSET-BACKED FINANCE        fax 312 732 3600
                                Mail Code Il1-1729
                                1 Bank One Plaza
                                Chicago, IL 60670

BANC ONE
CAPITAL MARKETS, INC.

    This letter is confidential and therefore shall not be disclosed by you to any third party or governmental entity without the prior written consent of Banc One, NA, except as otherwise set forth in the Commitment Letter referred to herein.

    CONFIDENTIAL

    September 12, 2003

    The Bon-Ton Stores, Inc.
    2801 East Market Street
    York, Pennsylvania 17405

    Attn: James H. Baireuther

             RE: COMMITMENT LETTER DATED AUGUST 29, 2003

    Ladies and Gentlemen:

             Reference is made to the certain Commitment Letter dated August 29, 2003 (acknowledged by you on the same date) from Bank One, NA, with its main office in Chicago, Illinois ("BANK ONE") and Banc One Capital Markets, Inc. ("BOCM"). Capitalized terms used in this letter that are not otherwise defined are defined in the Commitment Letter. You have advised us that in connection with the Tender Offer you intend to increase the consideration from $7.25 per common share of the Target (in cash) to $8.00 per common share of the Target (in cash) and Bank One and BOCM hereby confirm that the Commitment Letter remains effective (subject to the other terms and conditions of the Commitment Letter) notwithstanding the proposed increase in such consideration provided that the portion of such consideration in excess of $7.50 per common share of the Target (in cash) is financed exclusively by the issuance of equity of the Parent.

                                Sincerely,

                                BANK ONE, NA

                                By: /s/ William Hendricks
                                    --------------------------------
                                    Name:  William Hendricks
                                    Title: Director, Capital Markets

                                BANC ONE CAPITAL MARKETS, INC.

                                By: /s/ William Hendricks
                                    --------------------------------
                                    Name:  William Hendricks
                                    Title: Director, Capital Markets